                                                                     Exhibit 8.1


                                       February 11, 2003



Alestra, S. de R.L. de C.V.
Avenida Lazaro Cardenas, No. 2324, Piso 9
Col. Residencial San Agustin
San Pedro Garza Garcia, N.L. 66260, Mexico

     Re: Alestra's exchange offer for all outstanding 12 1/8% Senior Notes due 2006 and all outstanding 12 5/8% Senior Notes due 2009

Ladies and Gentlemen:

     We are acting as your special United States tax counsel in connection with the filing by Alestra, S. de R.L. de C.V. (the "Company") of a registration statement on Form F-4, as amended by Amendment No. 3 thereto, (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering the issuance of up to US$270,000,000 aggregate principal amount of Senior Step-Up Notes due 2008 (the "New 2008 Notes") and up to US$300,000,000 aggregate principal amount of Senior Step-Up Notes due 2011 (together with the New 2008 Notes, the "New Notes") under the Securities Act of 1933, as amended.

     The relevant New Notes are to be issued along with a early consent cash payment, if any, in exchange for the Company's outstanding 12 1/8% Senior Notes due 2006 (the "2006 Notes") and 12 5/8% Senior Notes due 2009 (together with the 2006 Notes, the "Existing Notes").

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

     We express no opinion as to any laws other than the federal income tax laws of the United States of America. Regarding the laws of Mexico we have, with your permission, and without having made any independent investigation concerning it, assumed the correctness of the opinion of Sanchez-Mejorada, Velasco y Valencia, S.C., Mexican counsel of the Company, which has been delivered to you and filed with the Commission on this date as exhibit 5.2 to the Registration Statement.

     We confirm that the material contained under the caption "Material United States Federal Income Tax Considerations" in the Registration Statement is our opinion.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the captions "Material United States Federal Income Tax Considerations" and "Legal Matters" in the prospectus that is included in the Registration Statement In giving this consent, we do not admit we are within the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,


                                      /s/ Milbank, Tweed, Hadley & McCloy LLP

ARW/MAM


                                       2